Exhibit 10.15

Continuation of Benefits Agreement

THIS AGREEMENT (the “Agreement”) is made on and as of this 31st day of October, 2008, by and between Community Partners Bancorp (“CPB”), a corporation organized under the laws of the state of New Jersey which serves as a bank holding company, with its principal office at 1250 Highway 35 South, Middletown, New Jersey 07748; Two River Community Bank (“TRCB”), a banking corporation organized under the laws of the state of New Jersey, with its principal office at 1250 Highway 35 South, Middletown, New Jersey 07748; and William D. Moss (“Executive”), whose business address is 1250 Highway 35 South, Middletown, New Jersey 07748.

RECITALS

WHEREAS, Executive, CPB and TRCB are parties to that certain Change in Control and Assumption Agreement dated June 1, 2007, as amended by that certain First Amendment to Change in Control and Assumption Agreement dated October 31st  2008 (with such Agreement and First Amendment being defined as the “Change in Control Agreement”); and

WHEREAS, the First Amendment deleted certain language pertaining to the provision of continuing coverage for the Executive under medical, disability and life insurance benefit plans; and

WHEREAS, Executive, CPB and TRCB recognize that any arrangement for the continuation of benefits must comply with Section 409A of the Internal Revenue Code, and be capable of full implementation under the terms of the employee benefit plans; and

WHEREAS, Executive, CPB and TRCB wish to enter into this Agreement to preemptively govern the provision of continuing coverage of the Executive subsequent to a Benefits Continuation Event, as defined herein, under the medical, disability and life insurance plans maintained by CPB, TRCB, or any successor to either.

NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, which Executive, CPB and TRCB acknowledge to be adequate consideration, Executive, CPB and TRCB agree as follows:

1. Defined Terms.  All defined terms in this Agreement which are also defined terms in the Change in Control Agreement shall have the same meaning as in the Change in Control Agreement.

2. Continuation of Coverage.  In the event that, in accordance with and pursuant to Section 9 of the Change in Control Agreement, either (i) Employer terminates Executive without Cause during the Contract Period or (ii) Executive resigns for Good Reason during the Contract Period (in either case, a “Benefits Continuation Event” upon the actual termination of Executive’s employment), then Employer shall, in accordance with the terms of this Agreement, either provide the Executive with continued benefits under, or defray the cost of continued benefits which are comparable to those provided by, those medical and dental benefit plans, life insurance plans, and disability insurance plans (the “Continuing Coverage Plans”) which are sponsored by the Employer or the Employer’s successor in a Change in Control and in which Executive is a participant as of the Benefits Continuation Event.

As of and after a Benefits Continuation Event, Employer shall, if and only to the extent possible under the terms of such plans, continue the Executive’s participation in the Continuing Coverage Plans for the remainder of the Contract Period after the Benefits Continuation Event, which continued participation shall be under all of the costs, terms and conditions that are applicable to or imposed upon employees of similar title to the Executive, as such costs, terms and conditions may change from time to time during the remainder of the Contract Period.

To the extent that the terms of any of the Continuing Coverage Plans are such that the actual participation of the Executive cannot be continued after a Benefits Continuation Event, then Employer shall, as of and after a Benefits Continuation Event for the remainder of the Contract Period, provide the Executive with a periodic payment, or periodic payments, in that amount or those amounts which the Employer determines in the exercise of its reasonable discretion and in good faith to be fully sufficient to defray the cost to the Executive of participation in plans which provide benefits that are materially identical to those benefits provided by those Continuing Coverage Plans in which, by their terms, the Executive cannot continue to participate subsequent to a Benefits Continuation Event.  Any such payment or payments shall be defined as Coverage Continuation Reimbursement Payments. Executive and the Employer specifically agree that the reimbursement by Employer through the remainder of the Contract Period of the full monthly COBRA amount which would, in the absence of this Agreement, be charged to Executive for continuing coverage under the medical benefits plan sponsored by the Employer or the Employer’s successor in a Change in Control, and in which Executive is a participant as of the Benefits Continuation Event, shall constitute full tender of performance under this Agreement with respect to such medical benefits plan.   Subject to the first two paragraphs of Section 3 of this Agreement, all Coverage Continuation Reimbursement Payments shall be paid by Employer to Executive five (5) days prior to the date when the expense to be reimbursed is due and payable by Executive.

Notwithstanding any term of this Agreement to the contrary, if at any time during the remainder of the Contract Period, Executive becomes employed by another employer which provides one or more of the benefits provided under the Continuing Coverage Plans, then Employer shall, immediately and from the date when such benefits are made available to the Employee by the successor employer, be relieved of its obligation to provide such benefits, or Coverage Continuation Reimbursement Payments for such benefits, to the extent such benefits are duplicative of those which are provided to Executive by Executive’s new employer.

3.  Timing of Distributions.  For all purposes of this Section 3, “Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Employer if any stock of the Employer or its corporate parent is publicly traded on an established securities market or otherwise, as conclusively determined by the Employer based on the twelve (12) month period ending each December 31 (the “identification period”).  If the Executive is determined to be a Specified Employee for an identification period, the Executive shall be treated as a Specified Employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of the fourth month following the close of the identification period.

Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at the time of the Benefits Continuation Event, any Coverage Continuation Reimbursement Payments which would otherwise be payable under Section 2 of this Agreement shall not be made during the first six (6) months following the Benefits Continuation Event, but rather any such Coverage Continuation Reimbursement Payments which would otherwise be paid to the Executive during such period shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Benefits Continuation Event.  All subsequent Coverage Continuation Reimbursement Payments shall be paid in the manner specified in this Agreement.

Under no circumstances, at the election of Executive or otherwise, shall any Coverage Continuation Reimbursement Payment be (i) made under this Agreement prior to the occurrence of a Benefits Continuation Event; (ii) accelerated so as to be payable at a point in time which is more than five (5) days prior to the date when the expense to be reimbursed is due and payable by Executive, or (iii) deferred.

4. Miscellaneous.   This Agreement shall be the joint and several obligation of CPB, TRCB and any acquiring entity which assumes CPB’s or the TRCB’s obligations under this Agreement.  The terms of this Agreement shall be governed by, and interpreted and construed in accordance with the provisions of, the laws of New Jersey and, to the extent applicable, Federal law.  Except as specifically set forth in this Agreement, this Agreement supersedes all prior agreements and understandings with respect to the matters covered hereby.  The amendment of Section 2, or the termination of this Agreement, may be made only in a writing executed by CPB, TRCB and the Executive, and no amendment or termination of this Agreement shall be effective unless and until made in such a writing.  This Agreement shall terminate ipso facto  upon the termination of the Change in Control Agreement.  Section 3 of this Agreement cannot be amended, except to reflect changes in, or the elimination of, Section 409A of the Internal Revenue Code.  This Agreement shall be binding to the extent of its applicability upon any successor (whether direct or indirect, by purchase, merge, consolidation, liquidation or otherwise) to all or substantially all of the assets of CPB or TRCB.  This Agreement is personal to the Executive, and the Executive may not assign any of his rights or duties hereunder, but this Agreement shall be enforceable by the Executive’s legal representatives, executors or administrators.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. CPB or TRCB, as the case may be, shall, as part of any Change in Control involving an acquiring entity or successor to CPB or TRCB, obtain an enforceable assumption in writing by (i) the entity which is the acquiring entity or successor to CPB or TRCB, as the case may be, in the Change in Control and, (ii) if the acquiring entity or successor to CPB or TRCB, as the case may be, is a bank, the holding company parent of the acquiring entity or successor, of this Agreement and the obligations of CPB or TRCB, as the case may be, under this Agreement, and shall provide a copy of such assumption to the Executive prior to any Change in Control.

IN WITNESS WHEREOF, CPB and TRCB have caused this Agreement to be signed by their respective duly authorized representatives pursuant to the authority of their Boards of Directors, and the Executive has personally executed this Agreement, all as of the day and year first written above.

WITNESS:

/s/Jean Nelson-Crosby	/s/William D. Moss
William D. Moss, individually

ATTEST:	COMMUNITY PARTNERS BANCORP

/s/Michael W. Kostelnik	By:	/s/Charles T. Parton
Michael W. Kostelnik, Secretary		Charles T. Parton, Chairman

ATTEST:	TWO RIVER COMMUNITY BANK

/s/Michael W. Kostelnik	By:	/s/Michael J. Gormley
Michael W. Kostelnik, Secretary		Michael J. Gormley
Executive Vice President